Exhibit 99.1



            American States Water Company Announces Approval by ACC
             of Increase in Rates; First Increase in over 14 Years



     SAN DIMAS, Calif.--(BUSINESS WIRE)--Oct. 7, 2005--American States Water Company (NYSE:AWR) announced that the Arizona Corporation Commission ("ACC") approved a rate increase for Chaparral City Water Company ("CCWC"), a subsidiary of American States Water Company, in Arizona. The rate increase was effective on October 1, 2005 and is expected to generate additional annual revenues of $1.1 million, an 18% increase over current revenues.
     Acquired by American States Water Company in October 2000, CCWC is a public utility company serving approximately 12,800 customers in Fountain Hills, Arizona, and a small portion of Scottsdale, Arizona. CCWC's customers have not had a rate increase in over 14 years.
     Certain matters discussed in this news release with regard to the Company's expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause the actual results to differ materially include those described in the Company's Form 10-Q's and Form 10-K's filed with the Securities and Exchange Commission.

     About American States Water Company

     American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 252,300 customers) and to approximately 12,800 customers in the city of Fountain Hills, Arizona, and portions of Scottsdale, Arizona. The Company also distributes electricity to approximately 22,800 customers in the Big Bear recreational area of California. Through its non-regulated subsidiary, American States Utility Services, the company contracts with various municipalities, the U.S. government and private entities to provide various services, including billing and meter reading, water marketing and operation and maintenance of water and wastewater systems.


    CONTACT: American States Water Company
             Robert J. Sprowls, 909-394-3600